Exhibit 99.1

Cautionary statement for purposes of the "safe harbor" provisions of the Private
   Securities Litigation Reform Act of 1995.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. The Company's Form 10-K, the Company's Annual Report to Shareholders, this or any other Form 10-Q or any Form 8-K of the Company may include forward-looking statements which reflect the Company's current views with respect to future events and financial performance.

The company wishes to caution readers that in addition to the important factors described elsewhere within its reports, the following important factors, among others, may cause the actual segment and consolidated results during 1996, and beyond, to differ materially from those expressed in any forward looking statements made by, or on behalf of the company.

- -        Underutilization of the company's plants and factories, or of any plant expansions or new plants, including, but not limited to, those in the packaging products segment, resulting in production inefficiencies and higher costs; start-up expenses and inefficiencies and delays and increased costs in connection with the start of production in new plants and expansions, including, but not limited to, those in the plastic container operations.

- -        Financial results are based upon  assumptions,  estimates and judgments of management and, as a result, actual performance may differ from forward-looking estimates based upon changes in facts, circumstances, improved information or changes in accounting.

- -        The company's  actions in  connection  with  continued  and  increasing competition in many product and service areas, including, but not limited to, metal beverage packaging, food container packaging, plastic container packaging and aerospace products and services, including price competition, fluctuating demand for certain products in certain seasons, such as food containers which are subject to seasonal changes in the weather; competition in the Aerospace industry, particularly in the commercial telecommunications and space markets, which could result in fluctuating results from quarter to quarter.

- -        Difficulties  in obtaining raw materials,  supplies,  power and natural resources, and any other items needed for the production of metal, glass, and plastic containers as well as telecommunications and aerospace products which could affect the company's or its affiliates
         ability  to  ship  containers  and   telecommunications  and  aerospace
         products.

- -        Pricing of raw materials,  supplies, power and natural resources needed for the production of metal, glass, and plastic containers as well as telecommunications and aerospace products. Pricing and ability to sell scrap associated with the production of metal containers. The effect of changes in the cost of warehousing the company's products.

- -        Difficulties,  delays  or  failures  in  the  development,  production, testing and marketing of metal, glass, plastic and aerospace products, including, but not limited to, a failure to ship new products and technologies when anticipated, including, can and end technologies; the failure of customers to accept these products or technologies when planned.

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- -        The  failure  of  EarthWatch,   Incorporated,  to  launch  successfully
         satellites  planned for 1996 and  subsequent  years;  technological  or market acceptance issues,  performance failures in related contracts or subcontracts, including any failure of EarthWatch to receive additional financing  needed for EarthWatch to continue to make  payments,  or any events which would require the company to provide additional  financial support for EarthWatch, Incorporated.

- -        The inability of the company or its subsidiaries to realize investments in the glass container business and other joint venture companies due to changed economic conditions, customer preferences, relationships, bankruptcy, currency risk, or political risk.

- -        The inability of the company,  its  subsidiaries  and joint ventures to successfully establish metal container plants in certain designated international markets as well as the failure of customers to accept these products; the inability of the packaging subsidiaries and joint ventures to perform contracts or subcontracts, including the inability
         of  these   subsidiaries  and  joint  ventures  to  receive  additional financing needed for these subsidiaries to continue to make payments, or any events which would require the company to provide additional financial support for such subsidiaries and joint ventures.

- -        The  inability to sell  products  and  services  due to the  customers'
         changing markets or relationships and the inability to collect or extreme delays in collecting accounts receivables.

- -        The effects of, and changes in, laws and regulations,  other activities
         of  governments   (including   political  situations  and  inflationary
         economies), agencies and similar organizations, including, but not limited to, those affecting frequency, use and availability of metal, glass and plastic containers, the authorization and control over the availability of government contracts and the nature and continuation of those contracts and the related services provided thereunder, the use of remote sensing data and changes in domestic and international tax laws.

- -        The cancellation  or termination of  government  contracts by the  U.S.
         government, other customers, or other government contractors.

- -        The costs  and other  effects  of legal  and  administrative  cases and
         proceedings    (whether   civil,   or   criminal),    settlements   and
         investigations, claims, and changes in those items, and developments or assertions by or against the company relating to products and services, environmental, intellectual property rights and intellectual property licenses, and compliance with the law.

- -        The effect on revenue, profits, assets and liabilities as the result of decisions by the Internal Revenue Service, or other taxing authorities, courts of law, arbitral tribunals, legislative bodies or administrative agencies.

- -        The  effects  of  changes  in  the  company's  organization  or in  the compensation and/or benefit plans; any changes in agreements regarding investments or joint ventures in which the company has an investment; the amount, type or cost of the company's financing and changes to that financing.

- -        Risks  involved in  purchasing and  selling  products and  services and receiving payments in currencies other than the U.S. dollar.